For further information contact: John W. Bordelon, Chairman of the Board, President and CEO (337) 237-1960
Release Date: August, 31 2020
For Immediate Release

HOME BANCORP ANNOUNCES NEW SHARE REPURCHASE PLAN

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), announced that the Board of Directors approved a new share repurchase plan (the “2020 Repurchase Plan”). Under the 2020 Repurchase Plan, the Company may purchase up to 444,000 shares, or approximately 5% of the Company’s outstanding common stock. Share repurchases under the 2020 Repurchase Plan may commence upon the completion of the Company’s 2019 Repurchase Plan. There are 21,063 shares remaining that may be repurchased under the 2019 Repurchase Plan. The repurchase plans do not include specific price targets and may be executed through the open market or privately-negotiated transactions depending upon market conditions and other factors. The repurchase plans have no time limit and may be suspended or discontinued at any time.

About Home Bank, N.A.
Home Bancorp, Inc. is the parent company for Home Bank, N. A., a national bank headquartered in Lafayette, Louisiana. Home Bank, N.A., founded in 1908 as Home Building & Loan, is the oldest financial institution founded in Lafayette Parish.

With 40 locations across South Louisiana and Western Mississippi, Home Bank is committed to serving the needs of our communities. Customer relationships have always been Home Bank’s trademark and that tradition continues as we grow, invest and serve our customers and communities. For more information about Home Bank, visit www.home24bank.com.

This news release contains certain forward‑looking statements. Forward‑looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward‑looking statements, by their nature, are subject to risks and uncertainties. A number of factors ‑ many of which are beyond our control ‑ could cause actual conditions, events or results to differ significantly from those described in the forward‑looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for losses on loans, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward‑looking statements speak only as of the date they are made. We do not undertake to update forward‑looking statements to reflect circumstances or events that occur after the date the forward‑looking statements are made or to reflect the occurrence of unanticipated events.